UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 20, 2009

YELLOWCAKE MINING INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52293	83-0463005
(State or other jurisdiction of
incorporation)	(Commission File Number)	(IRS Employer Identification No.)

598 - 999 Canada Place, Vancouver, BC V6C 3E1
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 604-685-4048

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01 Regulation FD Disclosure

On February 20, 2009, we issued a news release announcing that we have received notification from the Korea Electric Power Company (“KEPCO”) that due to a change in KEPCO’s long term corporate plans, KEPCO will not continue with the creation of a Joint Venture with our company for the exploration and development of our company’s Uravan-Beck project. Further, KEPCO has informed us that they will not continue with the various items as defined within the Memorandum of Understanding (“MOU”) signed in May 2008. Under the terms of the MOU, KEPCO had announced that it would invest up to $10 million into our company’s Uravan-Beck property, through a combination of funding exploration/development costs as well as investing in our company’s common shares. Now, that investment will not occur.

Due to KEPCO ending its negotiations with our company to invest through a private placement in our common shares, we are currently in a cash flow position whereby we do not have sufficient cash on hand to continue our exploration program on the Uravan-Beck project at this time. Management intends to focus resources on ensuring our company remains in good standing with its regulatory and reporting obligations and deadlines. We are in discussions with our major suppliers regarding payments due and have made presentations to potential investors. Management cautions that so long as the current world economy remains in a state of flux, obtaining sufficient funding to restart the exploration program in the current fiscal year is questionable.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	News Release dated February 20, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YELLOWCAKE MINING INC.

/s/ William Tafuri
William Tafuri
President, Secretary and Treasurer

Date: February 20, 2009